Exhibit 12.1

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

Statement of Computation of Ratio of Earnings to Fixed Charges

(Unaudited)

	Three Months Ended	Years Ended December 31,
	March 31, 2018	2017	2016	2015	2014	2013
Earnings:
Net income from continuing operations, pretax	$28,284,076	$110,867,286	$63,305,893	$53,428,814	$93,048,490	$21,298,737
Add (Subtract):
(Income) loss from equity affiliates	(745,787)	2,950,587	(12,994,607)	(12,300,516)	(248,658)	204,475
Distributions from equity affiliates	3,233,846	7,459,695	16,006,905	5,622,944	9,256,730	176,777
Fixed charges	33,386,810	90,071,975	63,941,178	50,624,510	49,238,543	43,544,166
Income before fixed charges	$64,158,945	$211,349,543	$130,259,369	$97,375,752	$151,295,105	$65,224,155

Fixed charges:
Interest expense	$33,386,810	$90,071,975	$63,941,178	$50,624,510	$49,238,543	$43,544,166
Total fixed charges	$33,386,810	$90,071,975	$63,941,178	$50,624,510	$49,238,543	$43,544,166

Ratio of earnings to fixed charges	1.9	2.3	2.0	1.9	3.1	1.5

Statement of Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends

(Unaudited)

	Three Months Ended	Years Ended December 31,
	March 31, 2018	2017	2016	2015	2014	2013
Earnings:
Net income from continuing operations, pretax	$28,284,076	$110,867,286	$63,305,893	$53,428,814	$93,048,490	$21,298,737
Add (Subtract):
(Income) loss from equity affiliates	(745,787)	2,950,587	(12,994,607)	(12,300,516)	(248,658)	204,475
Distributions from equity affiliates	3,233,846	7,459,695	16,006,905	5,622,944	9,256,730	176,777
Fixed charges	33,386,810	90,071,975	63,941,178	50,624,510	49,238,543	43,544,166
Capitalized interest	—	—	—	—	—	—
Income before fixed charges	$64,158,945	$211,349,543	$130,259,369	$97,375,752	$151,295,105	$65,224,155

Fixed charges:
Interest expense	$33,386,810	$90,071,975	$63,941,178	$50,624,510	$49,238,543	$43,544,166
Capitalized interest	—	—	—	—	—	—
Preferred stock dividends	1,892,795	7,568,186	7,568,261	7,568,179	7,270,953	4,521,083
Total fixed charges	$35,279,605	$97,640,161	$71,509,439	$58,192,689	$56,509,496	$48,065,249

Ratio of earnings to fixed charges	1.8	2.2	1.8	1.7	2.7	1.4